Exhibit 99.1
FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact:   Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
CKX Announces Receipt of Evidence of Financing from 19X
New York — October 31, 2007 — CKX, Inc. (NASDAQ: CKXE) announced today that 19X, Inc., which previously had agreed to acquire the Company in a merger transaction, had delivered financing letters in furtherance of its obligation to provide the Company with evidence of financing sufficient to complete the acquisition on the previously disclosed terms. The letters, which have not yet been signed by any parties, include firm commitments from, as well as other detailed arrangements and engagements with, three prominent Wall Street firms and expressions of intentions from management and other significant investors in CKX.
The Company has a regularly scheduled Board Meeting this Friday, at which the Board of Directors will review the letters. Following completion of the Board’s review, 19X is expected to deliver fully executed letters.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007 CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Mr. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X at a maximum price of $13.75 per share in cash. In addition and as a condition to the merger, the Company has previously announced its plan to distribute to its stockholders two shares of common stock of FX Real Estate and Entertainment Inc. for every ten shares of common or preferred stock of CKX held on the record date for such distribution. For more information about FX Real Estate and Entertainment Inc. and the planned distribution, please see FX Real Estate and Entertainment’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on August 24, 2007 and as amended on October 9, 2007. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
A registration statement relating to shares of common stock of FX Real Estate and Entertainment Inc. has been filed with the Securities Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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